Exhibit 99.1

Kimco Realty Announces Third Quarter 2021 Results

– Strong Operating Results from the Expanded Portfolio Following Strategic Merger –

– Raises 2021 Outlook –

JERICHO, N.Y.--(BUSINESS WIRE)--November 5, 2021--Kimco Realty Corp. (NYSE: KIM), North America’s largest publicly traded owner and operator of open-air, grocery-anchored shopping centers and mixed-use assets, today reported results for the third quarter ended September 30, 2021. For the three months ended September 30, 2021 and 2020, Kimco’s net income/(loss) available to the company’s common shareholders was $0.91 per diluted share and ($0.10) per diluted share, respectively.

Third Quarter Highlights:

  Completed the strategic merger with Weingarten Realty Investors on August 3, 2021.
  Produced FFO of $0.32 per diluted share, which includes merger-related costs of $47.0 million, or $0.08 per diluted share.
  Grew pro-rata portfolio occupancy 20 basis points sequentially to 94.1%.
  Increased pro-rata small shop occupancy 180 basis points sequentially to 87.3%.
  Signed 411 leases totaling 2.1 million square feet of gross leasable area (GLA).
  Same property Net Operating Income (NOI), which excludes the impact of the Weingarten Realty portfolio, grew 12.1% over the prior year.
  Ended the quarter with Kimco’s investment in Albertsons Companies Inc. (NYSE: ACI) common stock valued at over $1.2 billion.
  Achieved an “A” rating from the Global Real Estate Sustainability Benchmark (GRESB) for both Public Disclosure and Real Estate Performance Assessment placing Kimco as the top company in its respective US Retail peer group. Additionally, Kimco was again named as a constituent of the FTSE4Good Index Series and was certified as a Great Place to Work® company for the 4th consecutive year.

Kimco CEO Conor Flynn commented, “We are extremely proud to have completed another quarter where leasing volume exceeded two million square feet, bringing year-to-date leasing to 6.7 million square feet. We remain committed to ‘leasing, leasing and leasing,’ and our success continues to validate the importance and value of the real estate we own. With the strategic addition of the Weingarten portfolio and our highly desirable open-air, last-mile grocery-anchored centers in growing markets, we are excited to again raise our outlook for 2021 as we embrace the opportunity to create additional value for shareholders.”

Financial Results:

Net income/(loss) available to the company’s common shareholders for the third quarter of 2021 was $501.4 million, or $0.91 per diluted share, compared to ($44.7) million, or ($0.10) per diluted share, for the third quarter of 2020. The year-over-year change includes:

  $534.1 million increase in gain on marketable securities, primarily as a result of the mark-to-market fluctuations on 39.8 million shares of common stock of Albertsons Companies, Inc. (NYSE: ACI) held by the company which was valued at over $1.2B at the end of the third quarter of 2021.
  $26.6 million improvement in consolidated credit loss on potentially uncollectible accounts receivable.
  $7.5 million less in charges related to early extinguishment of debt.
  $47.0 million in charges during the third quarter of 2021 related to the merger with Weingarten Realty.

NAREIT Funds From Operations (FFO) was $173.7 million, or $0.32 per diluted share, for the third quarter of 2021 and includes merger charges with Weingarten Realty of $47.0 million, or $0.08 per diluted share. NAREIT FFO was $106.7 million, or $0.25 per diluted share, for the third quarter 2020. A reconciliation of net income available to the company’s common shareholders to NAREIT FFO is provided in the tables accompanying this press release.

Operating Results:

  Pro-rata portfolio occupancy ended the quarter at 94.1%, an increase of 20 basis points sequentially, with the spread between leased (reported) occupancy vs. economic occupancy 300 basis points.
  Pro-rata anchor occupancy ended the quarter at 96.9%, flat on a sequential basis.
  Pro-rata small shop occupancy ended the quarter at 87.3%, an increase of 180 basis points sequentially from the second quarter of 2021.
  Pro-rata rental-rate spreads on comparable spaces during the third quarter of 2021 increased 4.9%, with rental rates for new leases up 5.0% and renewals/options up 4.9%.
  During the third quarter, the company signed 411 leases totaling 2.1 million square feet of GLA benefitting from the Weingarten merger. This was bolstered by 141 new leases for 605,000 square feet.
  Same-property NOI, including redevelopments, increased 12.1% for the third quarter of 2021 over the comparable period in 2020. The company excluded Weingarten Realty from the calculation of same-property NOI since it was not owned for the full period. Kimco expects to include the Weingarten portfolio in its Same-property NOI beginning in the fourth quarter of 2021. A reconciliation of net income available to the company’s common shareholders to Same-property NOI is provided in the tables accompanying this press release.

Weingarten Merger:

  In August, completed the strategic merger with Weingarten Realty Investors further expanding Kimco’s grocery-anchored portfolio and its presence in fast growing Sun-belt markets with the addition of 149 properties totaling 23.5 million square feet of GLA.
  In connection with the merger, Kimco previously disclosed annualized cost synergy ranges of $35 million to $38 million on a GAAP basis and $31 million to $34 million on a cash basis. At the end of the third quarter, the company had achieved synergies at the upper end of both ranges. The company anticipates achieving the full benefit of these synergies by the end of 2022.

Transaction Activities:

  Provided $21.5 million of third-party mezzanine funding towards the acquisition of Alamo Ranch, a 465,000 square foot retail center located in San Antonio, Texas.
  Sold two single-tenant centers located in Massachusetts and one land parcel in San Antonio for a total of $23.5 million.
  Subsequent to quarter end, acquired the remaining 70 percent interest in a portfolio of six Publix-anchored, Sunbelt shopping centers from Kimco’s existing joint venture partner, Jamestown, for a gross purchase price of $425.8 million. The company then entered into a joint venture partnership with Blackstone Real Estate Income Trust, Inc. (“BREIT”) in which both Kimco and BREIT will own 50 percent of the portfolio, with Kimco continuing to manage the properties on behalf of the joint venture.

Capital Markets:

  Established a new continuous “At The Market” (ATM) equity offering program through which the company may offer and sell shares of its common stock, par value $0.01 per share, with an aggregate gross sales price of up to $500 million.
  Generated net proceeds of $76.9 million through the issuance of approximately 3.5 million shares of common stock through the company’s ATM program at a weighted average price of $22.08 per share.
  Issued $500 million of 2.250% notes maturing December 2031, which represents the lowest coupon for ten-year, unsecured notes issued by the company in its history.
  Ended the third quarter with over $2.4 billion of immediate liquidity, including full availability under the company’s $2.0 billion unsecured revolving credit facility, and $483 million of cash and cash equivalents. In addition, Kimco maintains over $1.2 billion of ACI common stock, subject to certain lock-up provisions.

Dividend Declarations:

As previously announced:

  Kimco’s board of directors declared a quarterly cash dividend of $0.17 per common share, payable on December 23, 2021, to shareholders of record on December 9, 2021.
  The board of directors also declared quarterly dividends with respect to each of the company’s Class L and Class M series of cumulative redeemable preferred shares. These dividends on the preferred shares will be paid on January 17, 2022, to shareholders of record on January 3, 2022.

2021 Full Year Outlook:

Kimco’s 2021 guidance has been updated to include the impact for the completed merger with Weingarten and includes merger-related cost totaling $50.2 million, or $0.10 per diluted share. As a result, the company has raised its 2021 guidance ranges as follows:

Guidance (per diluted share)	Current*	Previous
Net income available to common shareholders:	$1.70 to $1.72**	$0.83 to $0.87
NAREIT FFO:	$1.36 to $1.37**	$1.29 to $1.33
*The tables accompanying this press release provide a reconciliation for this forward-looking non-GAAP measure. **Includes $0.10 per diluted share of merger-related charges incurred during 2021.

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Friday, November 5, 2021, at 8:30 a.m. Eastern Time (ET). The call will include a review of the company’s third quarter results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 or 1-412-317-6061 for international calls, (Passcode: 7894589).

Audio replay from the conference call will be available on Kimco Realty’s website at investors.kimcorealty.com through Saturday, February 5, 2022.

About Kimco

Kimco Realty Corp. (NYSE:KIM) is a real estate investment trust (REIT) headquartered in Jericho, N.Y. that is North America’s largest publicly traded owner and operator of open-air, grocery-anchored shopping centers and mixed-use assets. The company’s portfolio is primarily concentrated in the first-ring suburbs of the top major metropolitan markets, including those in high-barrier-to-entry coastal markets and rapidly expanding Sun Belt cities, with a tenant mix focused on essential, necessity-based goods and services that drive multiple shopping trips per week. Kimco is also committed to leadership in environmental, social and governance (ESG) issues and is a recognized industry leader in these areas. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center ownership, management, acquisitions, and value enhancing redevelopment activities for more than 60 years. As of September 30, 2021, the company owned interests in 545 U.S. shopping centers and mixed-use assets comprising 94 million square feet of gross leasable space. For further information, please visit www.kimcorealty.com

The company announces material information to its investors using the company’s investor relations website (investors.kimcorealty.com), SEC filings, press releases, public conference calls, and webcasts. The company also uses social media to communicate with its investors and the public, and the information the company posts on social media may be deemed material information. Therefore, the company encourages investors, the media, and others interested in the company to review the information that it posts on the social media channels, including Facebook (www.facebook.com/KimcoRealty), Twitter (www.twitter.com/kimcorealty), YouTube (www.youtube.com/kimcorealty) and LinkedIn (www.linkedin.com/company/kimco-realty-corporation). The list of social media channels that the company uses may be updated on its investor relations website from time to time.

Safe Harbor Statement

This communication contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with the safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “target,” “forecast” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which, in some cases, are beyond the Company’s control and could materially affect actual results, performances or achievements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (iv) the Company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) pandemics or other health crises, such as coronavirus disease 2019 (“COVID-19”), (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) the Company’s failure to realize the expected benefits of the merger with Weingarten Realty Investors (the “Merger”), (x) significant transaction costs and/or unknown or inestimable liabilities related to the Merger, (xi) the risk of shareholder litigation in connection with the Merger, including any resulting expense, (xii) risks related to future opportunities and plans for the combined company, including the uncertainty of expected future financial performance and results of the combined company following the Merger, (xiii) the possibility that, if the Company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial analysts or investors, the market price of the Company’s common stock could decline, (xiv) valuation and risks related to the Company’s joint venture and preferred equity investments, (xv) valuation of marketable securities and other investments, including the shares of Albertsons Companies, Inc. common stock held by the Company, (xvi) increases in operating costs, (xvii) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (xviii) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure of multiple tenants to occupy their premises in a shopping center, (xix) impairment charges, (xx) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity and (xxi) the other risks and uncertainties identified under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year-ended December 31, 2020, as supplemented by the risks and uncertainties identified under Item 1A, “Risk Factors” in this Quarterly Report on Form 10-Q. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to refer to any further disclosures the Company makes in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that the Company files with the Securities and Exchange Commission (“SEC”).

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	September 30, 2021 (1)	December 31, 2020
Assets:
Real estate, net of accumulated depreciation and amortization of 2,886,259 and 2,717,114 respectively	$14,778,312	$9,346,041
Real estate under development	5,672	5,672
Investments in and advances to real estate joint ventures	1,178,511	590,694
Other investments	130,470	117,140
Cash and cash equivalents	483,471	293,188
Marketable securities	1,249,125	706,954
Accounts and notes receivable, net	235,082	219,248
Operating lease right-of-use assets, net	149,203	102,369
Other assets	380,675	233,192
Total assets	$18,590,521	$11,614,498

Liabilities:
Notes payable, net	$7,034,047	$5,044,208
Mortgages payable, net	482,634	311,272
Dividends payable	5,366	5,366
Operating lease liabilities	125,015	96,619
Other liabilities	772,251	470,995
Total liabilities	8,419,313	5,928,460
Redeemable noncontrolling interests	15,784	15,784

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 7,054,000 shares;
Issued and outstanding (in series) 19,580 shares;
Aggregate liquidation preference $489,500	20	20

Common stock, $.01 par value, authorized 750,000,000 shares; issued and outstanding 616,413,920 and 432,518,743 shares, respectively	6,164	4,325
Paid-in capital	9,579,517	5,766,511
Retained earnings / (cumulative distributions in excess of net income)	328,609	(162,812)
Total stockholders' equity	9,914,310	5,608,044
Noncontrolling interests	241,114	62,210
Total equity	10,155,424	5,670,254
Total liabilities and equity	$18,590,521	$11,614,498

(1) Includes the impact of the WRI merger.

Condensed Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021 (3)	2020	2021 (3)	2020
Revenues
Revenues from rental properties, net	$364,694	$256,607	$929,297	$778,572
Management and other fee income	3,913	3,185	10,634	9,880
Total revenues	368,607	259,792	939,931	788,452
Operating expenses
Rent	(3,678)	(2,767)	(9,706)	(8,429)
Real estate taxes	(50,594)	(40,403)	(129,124)	(118,733)
Operating and maintenance	(52,063)	(42,844)	(145,480)	(124,192)
General and administrative	(25,904)	(28,795)	(75,136)	(72,316)
Impairment charges	(850)	(397)	(954)	(3,509)
Merger charges	(46,998)	-	(50,191)	-
Depreciation and amortization	(114,238)	(71,704)	(261,687)	(214,660)
Total operating expenses	(294,325)	(186,910)	(672,278)	(541,839)

Gain on sale of properties	1,975	-	30,841	5,697
Operating income	76,257	72,882	298,494	252,310

Other income/(expense)
Other income/(expense), net	6,696	(900)	11,834	393
Gain/(loss) on marketable securities, net	457,127	(76,931)	542,510	444,646
Gain on sale of cost method investment	-	-	-	190,832
Interest expense	(52,126)	(46,942)	(146,654)	(141,017)
Early extinguishment of debt charges	-	(7,538)	-	(7,538)
Income/(loss) before income taxes, net, equity in income of joint ventures, net and equity in income from other investments, net	487,954	(59,429)	706,184	739,626

Provision for income taxes, net	(314)	(388)	(2,897)	(482)
Equity in income of joint ventures, net	20,025	11,233	54,095	35,039
Equity in income of other investments, net	1,539	11,155	10,365	26,895

Net income/(loss)	509,204	(37,429)	767,747	801,078
Net income attributable to noncontrolling interests	(1,465)	(965)	(5,369)	(1,479)
Net income/(loss) attributable to the company	507,739	(38,394)	762,378	799,599
Preferred dividends	(6,354)	(6,354)	(19,062)	(19,062)
Net income/(loss) available to the company's common shareholders	$501,385	$(44,748)	$743,316	$780,537

Per common share:
Net income/(loss) available to the company's common shareholders: (2)
Basic	$0.91	$(0.10)	$1.57	$1.80
Diluted (1)	$0.91	$(0.10)	$1.56	$1.80
Weighted average shares:
Basic	546,842	429,994	469,885	429,899
Diluted	548,766	429,994	474,452	431,602

(1)

Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an antidilutive effect on net income and therefore have not been included. Adjusted for distributions on convertible units of $42 and $0 for the three months ended September 30, 2021 and 2020, respectively. Adjusted for distributions on convertible units of $3,009 and $119 for the nine months ended September 30, 2021 and 2020, respectively.

(2)

Adjusted for earnings attributable from participating securities of ($4,078) and ($251) for the three months ended September 30, 2021 and 2020, respectively. Adjusted for earnings attributed from participating securities of ($5,749) and ($5,259) for the nine months ended September 30, 2021, respectively.

(3)	Includes the impact of the WRI merger from August 3rd.

Reconciliation of Net Income/Loss Available to the Company's Common Shareholders to
FFO Available to the Company's Common Shareholders (1)
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021 (5)		2020	2021 (5)		2020
Net income/(loss) available to the company's common shareholders	$501,385		$(44,748)	$743,316		$780,537
Gain on sale of properties	(1,975)		-	(30,841)		(5,697)
Gain on sale of joint venture properties	-		-	(5,283)		(18)
Depreciation and amortization - real estate related	113,404		71,015	259,298		212,018
Depreciation and amortization - real estate joint ventures	15,365		9,932	35,605		30,673
Impairment charges (including real estate joint ventures)	2,041		775	3,213		4,354
Gain on sale of cost method investment	-		-	-		(190,832)
Profit participation from other investments, net	2,380		(8,406)	1,229		(15,875)
(Gain)/loss on marketable securities, net	(457,127)		76,931	(542,510)		(444,646)
Provision for income taxes (2)	35		1,500	2,177		1,501
Noncontrolling interests (2)	(1,805)		(310)	551		(1,373)
FFO available to the company's common shareholders	$173,703	(4)	$106,689	$466,755	(4)	$370,642

Weighted average shares outstanding for FFO calculations:
Basic	546,842		429,994	469,885		429,899
Units	2,626		658	2,642		639
Dilutive effect of equity awards	1,718		1,192	1,837		1,496
Diluted (3)	551,186		431,844	474,364		432,034

FFO per common share - basic	$0.32		$0.25	$0.99		$0.86
FFO per common share - diluted (3)	$0.32		$0.25	$0.99		$0.86

(1)

The company considers FFO to be an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting results. Comparison of the company's presentation of FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the NAREIT definition used by such REITs.

(2)	Related to gains, impairments and depreciation on properties, where applicable.
(3)

Reflects the potential impact if certain units were converted to common stock at the beginning of the period. FFO available to the company’s common shareholders would be increased by $435 and $57 for the three months ended September 30, 2021 and 2020, respectively. FFO available to the company’s common shareholders would be increased by $630 and $218 for the nine months ended September 30, 2021 and 2020, respectively.

(4)	Includes Merger charges of $47.0 and $50.2 million recognized during the three and nine months ended September 30, 2021.
(5)	Includes the impact of the WRI merger from August 3rd.

Reconciliation of Net Income/Loss Available to the Company's Common Shareholders
to Same Property NOI (1)
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021 (2)	2020	2021 (1)	2020
Net income/(loss) available to the company's common shareholders	$501,385	$(44,748)	$743,316	$780,537
Adjustments:
Management and other fee income	(3,913)	(3,185)	(10,634)	(9,880)
General and administrative	25,904	28,795	75,136	72,316
Impairment charges	850	397	954	3,509
Merger charges	46,998	-	50,191	-
Depreciation and amortization	114,238	71,704	261,687	214,660
Gain on sale of properties	(1,975)	-	(30,841)	(5,697)
Interest and other expense, net	45,430	55,380	134,820	148,161
(Gain)/loss on marketable securities, net	(457,127)	76,931	(542,510)	(444,645)
Gain on sale of cost method investment	-	-	-	(190,832)
Provision for income taxes, net	314	388	2,897	482
Equity in income of other investments, net	(1,539)	(11,155)	(10,365)	(26,895)
Net income attributable to noncontrolling interests	1,465	965	5,369	1,479
Preferred dividends	6,354	6,354	19,062	19,062
Non same property net operating income (2)	(76,304)	(1,464)	(104,893)	(17,659)
Non-operational expense from joint ventures, net	18,658	16,494	45,227	52,272
Same Property NOI	$220,738	$196,856	$639,416	$596,870

(1)

The company considers same property NOI as an important operating performance measure because it is frequently used by securities analysts and investors to measure only the net operating income of properties that have been owned by the company for the entire current and prior year reporting periods. It excludes properties under redevelopment, development and pending stabilization; properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following a project’s inclusion in operating real estate. Same property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent performance measure for the comparison of the company's properties. The company’s method of calculating Same property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

(2)

The Company excluded Weingarten Realty from the calculation of same-property NOI since it was not owned for the full period. Kimco expects to include the Weingarten portfolio in its same-property NOI beginning in the fourth quarter of 2021.

Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

Reconciliation of Diluted Net Income Available to Common Shareholders Per Common Share
to Diluted Funds From Operations Available to Common Shareholders Per Common Share
(unaudited)

	Actual	Projected Range
	2020	Full Year 2021
		Low	High
Diluted net income available to company's common shareholder per common share (1)	$2.25	$1.70	$1.72

Depreciation and amortization - real estate related	0.66	0.71	0.74

Depreciation and amortization - real estate joint ventures	0.10	0.10	0.11

Gain on sale of properties/change in control of interests	(0.01)	(0.06)	(0.09)

Gain on sale of joint venture properties	-	(0.01)	(0.02)

Impairments charges (including real estate joint ventures)	0.02	-	-

Gain on sale of cost method investment	(0.44)	-	-

Profit participation from other investments, net	(0.03)	(0.01)	(0.03)

Gain on marketable securities, net	(1.38)	(1.07)	(1.07)

Provision for income taxes (2)	-	-	0.01

FFO per diluted common share (3)	$ 1.17	$ 1.36	$ 1.37

(1)

Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an antidilutive effect on net income and therefore have not been included. Adjusted for distributions on convertible units of $0.2 million for the year ended December 31, 2020. Adjusted for earnings attributable from participating securities of ($6.3 million) for the year ended December 31, 2020. Adjusted for the change in carrying amount of redeemable noncontrolling interest of $2.2 million for the year ended December 31, 2020.

(2)	Related to gains, impairments and depreciation on properties, where applicable.
(3)	Includes Merger charges of $50.2 million recognized during the nine months ended September 30, 2021 in connection with the Weingarten Realty Investors merger.

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

Contacts

David F. Bujnicki
Senior Vice President, Investor Relations and Strategy
Kimco Realty Corporation
1-866-831-4297
dbujnicki@kimcorealty.com